Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Hemispherx Biopharma, Inc.
Philadelphia, Pennsylvania

We consent to the incorporation by reference in the Registration Statements (No.s 333-160499, 333-57134, 118903 and 333-155528) on Form S-8 and the Registration Statements (No.s 333-136187, 333-117178,  333-119017, 333-108645, 333-111135, 333-113796, 333-130008, 333-159856 and 333-151696) on Form S-3 of Hemispherx Biopharma, Inc. and Subsidiaries of our reports dated March 12, 2010, except for Notes 17 and 18, as to which the date is February 11, 2011, relating to our audit of the consolidated financial statements and the financial statement schedule, and internal control over financial reporting, which appear in this Annual Report on Form 10-K/A-2 of Hemispherx Biopharma, Inc. for the year ended December 31, 2009.

/s/ McGladrey & Pullen LLP
McGladrey & Pullen LLP

Blue Bell, Pennsylvania
February 11, 2011